EXHIBIT 10.81

AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of March __, 2021, is entered into between CBAV1 LLC, a Nevada limited liability company (“Seller”), and BTL Diffusion SARL, a French corporate entity or its nominee (“Buyer”). This Agreement amends and supersedes that certain asset purchase agreement dated January 21, 2021 between the parties.

RECITALS:

A. Seller is the owner of the Acquired Assets as defined in Section 2.01, used by a licensee to conduct the business of selling children’s products, including products sold under the Cloud b trade name (the “Business”) and owns various assets related to the Business.

B. On October 30, 2020, Seller filed a voluntary petition for relief under Chapter 11 of Title 11, United States Code, 11 U.S.C. Sections 101 et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Eastern District of Pennsylvania, Case 20-14310-pmm (the “Chapter 11 Case”).

C. Buyer desires to purchase the Acquired Assets free and clear of interests, claims, liens and encumbrances, and Seller desires to sell, convey, assign and transfer to Buyer, the Acquired Assets, all in the manner and subject to the terms and conditions set forth in this Agreement and in accordance with Sections 105, and 363 and other applicable provisions of the Bankruptcy Code.

D. Buyer, in exchange for the transfer to Buyer of the Acquired Assets, desires to provide certain consideration (as set forth below) to Seller.

E. The Acquired Assets are assets of Seller, which are to be purchased by Buyer pursuant to a final, non-appealable order of the Bankruptcy Court, whose terms are acceptable to Buyer in its sole and absolute discretion, approving such sale pursuant to Sections 105 and 363 of the Bankruptcy Code with a finding of good faith on the part of Buyer (the “Sale Order”), in the manner and subject to the terms and conditions set forth in this Agreement and the Sale Order and in accordance with the applicable provisions of the Bankruptcy Code.

F. Buyer was determined to be the highest and best bidder after consideration of alternative bids at an auction held pursuant to §363 of the Bankruptcy Code on March 9-10, 2021.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

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ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Acquired Assets” has the meaning set forth in Section 2.01.

“Acquired Intellectual Property” has the meaning set forth in Section 4.07(a).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“AR List” has the meaning set forth in Section 3.02(b).

“Assigned Contracts” has the meaning set forth in Section 4.05(a).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(ii).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Bill of Sale” has the meaning set forth in Section 3.02(a)(i).

“Books and Records” has the meaning set forth in Section 2.01(k).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any government holiday in France, New York or Pennsylvania.

“Buyer” has the meaning set forth in the preamble.

“Cash Consideration” has the meaning set forth in Section 2.04.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral relating to the Business.

“Deposit” has the meaning set forth in Section 2.05.

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Escrow Agent” Buyer’s counsel and Seller’s counsel shall jointly serve as escrow agent.

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“Escrow Agreement” means the agreement among Buyer’s counsel and Seller’s counsel whereby they jointly hold Buyer funds for the benefit of Seller or Seller funds for the benefit of Buyer in accordance with the terms of this Agreement.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“First Closing” has the meaning set forth in Section 3.01.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Intellectual Property” means all of Seller’s intellectual property used in, material to or otherwise necessary to the Business as currently conducted, regardless of form, including: (a) United States and foreign copyrights and mask work rights, whether registered or unregistered, and registrations and applications in connection therewith; (b) United States and foreign patents and patent applications, including provisional patent applications, continuations, continuations-in-part, divisions, revisions, reissues, reexaminations, extensions, and any foreign equivalents; (c) United States, state and foreign trademarks and service marks, logos, designs, slogans, product and service names, product descriptions, trade dress, trade names, corporate names and other trade designations, whether the foregoing are registered or unregistered, and all United States, state and foreign registrations and applications to register the foregoing; (d) internet domain names and social media account or user names, whether or not trademarks, all associated web addresses, URLs, websites and web pages, social media accounts and pages, and all content and data thereon or relating thereto, whether or not copyrighted; (e) to the extent transferrable, computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; and (f) trade secret rights and other similar rights in confidential ideas, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans, and other proprietary information, all of which derive value, monetary or otherwise, from being maintained in confidence and not known to the Sellers’ competitors.

“Intellectual Property Assignments” has the meaning set forth in Section 3.02(a)(iii).

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the knowledge of Rachel Cheli and Christopher Ferguson, or any other individual who, as of the date of this Purchase Agreement, is an officer, director or manager, as applicable of Seller.

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“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” means Losses, liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“License Agreement” means that certain license agreement between Seller and Edison Nation, LLC, dated as of February 11, 2019.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Registered Intellectual Property” has the meaning set forth in Section 4.07(b).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Required Consents” has the meaning set forth in Section 4.03.

“Retained Books and Records” means (a) any personnel records, books, files or other documentation relating to any Excluded Employee or relating to any Transferring Employee that under applicable Law must be retained by Seller, (b) all records relating to Taxes, (c) corporate minutes and governing documents of Seller and its Affiliates, and (d) all records related to the Excluded Liabilities.

“Royalty Agreement” means the agreement whereby Buyer shall guarantee payment of US$150,000 on April 15, 2022 and US$200,000 on April 15, 2023, which agreement shall be provided to Seller at the Second Closing. For the avoidance of doubt, the Royalty Agreement is an independent obligation of Buyer and is unrelated to the Cash Consideration.

“Schedule” means any of the Disclosure Schedules.

“Second Closing” has the meaning set forth in Section 3.01.

“Seller” has the meaning set forth in the preamble.

“Stock List” has the meaning set forth in Section 3.02(b).

“Taxes” mean all federal, state, local, foreign and other income, gross receipts, sales, use, value added, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

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“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, Intellectual Property Assignments, and the other agreements, instruments and documents required to be delivered at the First Closing or the Second Closing in connection with this Agreement.

ARTICLE II

PURCHASE AND SALE

2.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Second Closing, and pursuant to Sections 105 and 363 of the Bankruptcy Code, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any and all interests, claims, liens and encumbrances, all of the right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which are used in the operation of the Business (collectively, the “Acquired Assets”), including the following:

(a) The patents and patent applications set forth on Schedule 2.01 under Intellectual Property;

(b) The trademarks and trademark applications set forth on Schedule 2.01 under Intellectual Property, together with any unregistered trademarks used in the Business;

(c) The copyrights and copyright applications set forth on Schedule 2.01under Intellectual Property and any unregistered copyrights used in the Business;

(d) The tradenames, domain names, social media and other platforms set forth on Schedule 2.01;

(e) [Intentionally Reserved];

(f) The product working files for product, sales and marketing used in the Business, described on Schedule 2.01;

(g) all rights to any Actions by Seller against third parties to the extent related the Acquired Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise.

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2.02 Excluded Assets. Notwithstanding the foregoing, the Acquired Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a) Cash and Cash Equivalents;

(b) all Contracts that are not Assigned Contracts;

(c) Insurance Policies and any refunds or recoveries thereunder (other than casualty claims related to Acquired Assets);

(d) any real property leases (other than Assigned Contracts);

(e) any equity securities or other ownership interests in any other Person;

(f) all bank accounts and securities accounts (other than the Collection Accounts);

(g) all rights and claims relating to the Excluded Liabilities;

(h) such other Excluded Assets as are listed in Schedule 2.02.

2.03 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Seller to the extent relating to the Business (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a) the Liabilities in respect of purchase orders (or, to the extent applicable, other Assigned Contracts) arising on or after the First Closing Date, but only to the extent that such Liabilities thereunder are required to be performed after the First Closing Date and were incurred in the ordinary course of business and except to the extent that such Liabilities arise out of any breach, default or violation thereof by Seller occurring prior to the First Closing Date;

(b) all Liabilities and obligations arising out of or relating to Buyer’s ownership or operation of the Business and the Acquired Assets after the Second Closing, except to the extent attributable to facts, circumstances or events occurring prior to the Second Closing.

2.04 Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge the following (the “Excluded Liabilities”):

(a) all Liabilities under or relating to the Excluded Assets;

(b) the Accounts Payable as of the date of the Second Closing, unless otherwise specifically agreed by Seller and Buyer;

(c) all Liabilities of Seller, its Member or any of their respective or Affiliates of any kind or nature whatsoever other than the Assumed Liabilities.

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2.05 Cash Consideration. The aggregate cash consideration for the Acquired Assets shall be Two Million Six Hundred Fifty Thousand U.S. Dollars (US$2,650,000.00) (the “Cash Consideration”). The Cash Consideration shall be paid, in cash, as follows:

(a) At the First Closing, Buyer will pay to Seller (or such other recipients as the Bankruptcy Court may indicate) the aggregate amount of US$700,000 (the “Deposit”) to be held in escrow pursuant to the Escrow Agreement pending mutually acceptable confirmation that Seller has transferred title to all Acquired Assets to Buyer.

(b) At the Second Closing, which shall occur no later than April 15, 2021, Buyer will pay to Seller the amount of US$1,950,000, (the “Additional Cash Consideration”); provided, that such Additional Cash Consideration shall be reduced by the amount of revenue for all product sold or delivered under the License Agreement for the period between the First Closing and the Second Closing; provided, further, that to the extent Seller is unable to convey certain of the Acquired Assets, Buyer and Seller shall work to agree to a mutually acceptable reduction of the Cash Consideration, which shall be released by the Escrow Agent back to Buyer. The parties are mindful of recording issues with respect to Seller’s record title to certain of the Acquired Assets and understand that professional costs will have to be incurred to properly transfer and record title to such Acquired Assets to Buyer. The parties have agreed that it will be more expeditious for Buyer to engage counsel and such other professionals necessary to assist in the preparation for transfer of the Acquired Assets from Seller to Buyer (the “Transfer Work”). However, as the Transfer Work is inherently a Seller obligation, all costs of the Transfer Work shall be borne by Seller in the form of a dollar-for-dollar reduction to the Additional Cash Consideration (whether before the Second Closing, or if after the Second Closing, through a credit to the Buyer against the Deposit held in escrow). Seller shall accept Buyer’s business judgment as to the Transfer Work and shall not seek reduction of the offset of such Transfer Work from the Additional Cash Consideration, provided, however, that Seller shall be entitled to reasonable transparency as to the scope and cost of such Transfer Work.

ARTICLE III

CLOSINGS

3.01 First and Second Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Second Closing”) shall take place via the electronic exchange of documents and signatures on at such date as Seller and Buyer may mutually agree upon in writing, provided that the Second Closing shall occur on or before April 15, 2021 absent mutual agreement to extend such date. The date on which the Buyer delivers proof of transfer of the Deposit shall be the “First Closing.” The First Closing shall occur no earlier than the first day following the date on which the Sale Order becoming final and not subject to appeal, subject to waiver of Bankruptcy Rule 6004(h), if applicable.

3.02 Closing Deliverables.

(a) At the First Closing, Buyer shall deliver to the Escrow Agent:

(i) the Deposit, to be held in escrow pending the Second Closing; and

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(ii) the Escrow Agreement duly executed by Buyer;

(b) At the First Closing, Seller shall deliver to Buyer the following:

(i) an order signed by the Bankruptcy Court approving the sale of the Acquired Assets free and clear of all interests, claims, liens and encumbrances;

(ii) A true and complete reporting of all stock as of March 1, 2021, wherever located, owned or controlled by the Seller or Edison Nation, including but not limited to the stock associated with the Amazon.com store owned and controlled by Edison Nation (the “Stock List”);

(iii) A true and complete reporting of all accounts receivable associated with the Cloud b business, whether due to Seller or Edison Nation as of March 10, 2021 (the “AR List”);

(iv) Evidence that the framework has been established for all product sold or delivered under the License Agreement for the period between the First Closing and the Second Closing will be paid into escrow for Buyer’s benefit, i.e. to be credited from the Additional Cash Consideration due from Buyer to Seller at the Second Closing;

(v) The ability for Buyer to monitor changes to the Stock List, the AR List and any other items relevant to the Cloud b business, in real time, for the time period between the First Closing and the Second Closing; and

(vi) the Escrow Agreement duly executed by Seller.

(c) At the Second Closing, Buyer shall deliver the following:

(i) the Additional Cash Consideration to Seller or Escrow Agent, as applicable (for the avoidance of doubt, as such amount is reduced by the credit referenced in Section 3.02(b)(iv), above); provided that between the First Closing and the Second Closing, in the event Seller requires payment of documented renewal, maintenance fees and/or other office actions due on or before August 31, 2021, Seller may request that Buyer pay such fees and, if paid, any such payment shall reduce the Additional Cash Consideration by the same amount;

(ii) the Royalty Agreement duly executed by Buyer;;

(iii) the Assignment Agreement duly executed by Buyer;

(iv) the Edison Nation Agreement (as described below) duly executed by Buyer;

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(d) At the Second Closing, Seller shall deliver to Buyer the following:

(i) A bill of sale in form and substance satisfactory to Buyer (the “Bill of Sale”) and duly executed by Seller, transferring the tangible personal property included in the Acquired Assets to Buyer;

(ii) an assignment agreement in form and substance satisfactory to Buyer (the “Assignment Agreement”) and duly executed by Seller, effecting the assignment of the Acquired Assets ;

(iii) one or more duly executed assignments from Seller to Buyer of (i) the trademark and patent registrations and applications included in the Acquired Intellectual Property, in a form suitable for recording in the U.S. Patent and Trademark Office (and equivalent offices in jurisdictions outside the United States), (ii) copyright registrations and applications included in the Acquired Intellectual Property, in a form suitable for recording in the U.S. Copyright Office (and equivalent offices in jurisdictions outside the United States), (iii) the Internet domain name registrations and applications included in the Acquired Intellectual Property registered in the name of Seller, in a form suitable for filing with all applicable domain name registries (and Seller shall have completed any and all procedures with all applicable domain name registries and provided Buyer with all login and account information to allow Buyer to take over ownership and management of such Internet domain name registrations and applications), (iii) any social media accounts included in the Acquired Intellectual Property (and Seller shall have completed any and all procedures with all applicable social media outlets and provided Buyer with all login and account information to allow Buyer to take over ownership and management of such social media accounts), and (iv) general assignments of all other Acquired Intellectual Property, in each case in form and substance customary for transactions of this nature and reasonably acceptable to Buyer and Seller (each, an “Acquired Intellectual Property Assignment”, collectively the “Intellectual Property Assignments”); duly executed by Seller;

(iv) written evidence of the release of all interests, claims, liens and encumbrances and the transfer of title to Buyer’s name, as recorded on the U.S. Patent and Trademark Office, all foreign intellectual property registries, all domain name registries, all social media registries, and all distribution platforms;

(v) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying (A) that attached thereto are true and complete copies of all resolutions adopted by the manager and/or member of Seller, as required by the Seller’s limited liability company operating agreement, authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and (B) the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder;

(vi) any Required Consents;

(vii) an agreement between Edison Nation (as the licensee of Seller), Buyer and Seller, duly executed by Edison Nation and Seller, providing for the termination of the License Agreement and the transfer of certain assets of Edison Nation related to the assets used in the Business to Buyer (the “Edison Nation Agreement”); and

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(viii) the Escrow Agreement duly executed by Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof.

4.01 Organization and Qualification. Seller is a limited liability company duly formed and organized, validly existing and in good standing under the Laws of the State of Nevada. Seller has full power and authority to own, license or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Schedule 4.01 sets forth each jurisdiction in which the ownership of the Acquired Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.

4.02 Authority. Seller has full limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller, such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

4.03 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and each of the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, limited liability company agreement or other organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Acquired Assets; (c) except as set forth in Schedule 4.03 (the “Required Consents”), require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Assigned Contract or material Permit to which Seller is a party or any Assigned Contract by which Seller or the Business is bound or to which any of the Acquired Assets are subject; or (d) result in the creation or imposition of any interest, claim, lien or encumbrance on the Acquired Assets.

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4.04 Title to Acquired Assets. Seller has good and valid title to all Acquired Assets, and Seller shall convey good and valid title to all of the Acquired Assets at the Second Closing. All such Acquired Assets shall befree and clear of interests, claims, liens and encumbrances. The records of the U.S. Patent and Trademark Office, the U.S. Copyright Office, domain registries, social media registries, and the foreign intellectual property offices in which any Acquired Intellectual Property is registered or for which application has been made will reflect the Seller’s ownership of the Acquired Intellectual Property at and as of the date of the Second Closing. To the extent any such offices or registries do not reflect Seller’s ownership of the Acquired Intellectual Property as of the First Closing, Seller will ensure that such ownership is so reflected prior to and as a condition to Seller’s receipt of the Additional Cash Consideration.

4.05 Condition and Sufficiency of Assets. [Intentionally Reserved].

4.06 Real Property. Seller does not own or lease any real property in connection with the Business.

4.07 Intellectual Property.

(a) Seller exclusively owns all of the Intellectual Property used in the Business (the “Acquired Intellectual Property”), all of which is included in the Acquired Assets. Through the Bankruptcy Court Seller shall transfer all of its right, title, and interest in and to all Acquired Intellectual Property, to the extent such right, title, and interest is transferred under this Agreement. Seller is not obligated to transfer or license any of the Acquired Intellectual Property to a third party. The Acquired Intellectual Property represents all of the intellectual property used in the operation the Business.

(b) Schedule 4.07(b) lists (or cross-references another Schedule which lists) all registered Intellectual Property, including patents, trademarks, copyrights, applications for the foregoing, domain names and trademark registrations and applications related to the domain names and websites included in the Acquired Assets (the “Registered Intellectual Property”).

(c) Seller has not granted licenses to use any Acquired Intellectual Property to any party other than to licensee and such license agreement will terminate upon the Second Closing.

(d) The conduct of the Business has not infringed, misappropriated or otherwise violated, and does not infringe, misappropriate, or otherwise violate, the intellectual property rights of a third party. Seller has not received notice of a claim that the conduct of the Business infringes, misappropriates, or otherwise violates the intellectual property rights of a third party.

(e) To Seller’s Knowledge, no third party is currently infringing, misappropriating or violating any of Seller’s rights in and to the Intellectual Property.

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(f) All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of Intellectual Property, have executed a customary nondisclosure agreement and all those Persons who have contributed to the development of Acquired Intellectual Property either (i) have been a party to a valid and enforceable “work-for-hire” arrangement or Contract with Seller in accordance with applicable Law that has accorded Seller full, effective, exclusive and original ownership of all tangible and intangible property thereby arising, or (ii) have executed appropriate instruments of assignment in favor of Seller as assignee that have conveyed to Seller effective and exclusive ownership of all tangible and intangible property thereby arising.

(g) Seller has no employees.

4.8 Accounts Receivable. Seller does not have Any Accounts Receivables.

4.9 Insurance. Schedule 4.09 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business, the Acquired Assets or the Assumed Liabilities, including the amount of coverage under each policy (collectively, the “Insurance Policies”).

4.10 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Schedule 4.10(a), there are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller or any stockholder or Affiliate (i) relating to or affecting the Business, the Acquired Assets or the Assumed Liabilities; or (ii) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) Schedule 4.10(b) sets forth a complete list of all product recalls issued in 2019 and 2020.

(c) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business.

4.11 Compliance With Laws; Permits.

(a) Seller is in compliance in all material respects with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Acquired Assets.

(b) All material Permits required to conduct the Business as currently conducted or for the ownership and use of the Acquired Assets have been obtained by Seller or Subsidiary and are valid and in full force and effect.

4.12 Environmental Matters. Seller is in compliance in all material respects with all applicable environmental Laws related to the Business and the Acquired Assets, which compliance includes the possession by of all environmental Permits required under applicable environmental Laws, and compliance with the terms and conditions thereof.

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4.13 Employees and Employment Matters. The Seller has no Employees or employee benefit plans.

4.14 Taxes. Seller is a disregarded entity for tax purposes and does not generate income from operations.

4.15 Privacy and Security. Seller has been and is in compliance in all material respects with all applicable Laws relating to personally identifiable information of employees, customers and website visitors, as well as Seller’s own privacy policies and notices and the privacy policies of Amazon or other distributors on which Seller sells any products of the Business.

4.16 Foreign Corrupt Practices Act. Neither Seller nor any of its respective Affiliates or their respective Representatives, directly or indirectly (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or any employees of a foreign or domestic government-owned entity, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977 or any other anticorruption law applicable to Seller or any of its Affiliates.

4.17 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller or any Subsidiary.

4.18 Ordinary Course Operations. Seller and Edison Nation will operate in the ordinary course of business with respect to all transactions between the date of this Agreement and the Second Closing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof.

5.01 Organization. Buyer is a company duly organized, validly existing and in good standing under the Laws of the Republic of France.

5.02 Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which it is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document has been duly executed and delivered by Buyer, such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

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5.03 No Conflicts; Consents; Financial Wherewithal.

(a) The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any contract to which Buyer is a party.

(b) The execution, delivery and performance of this Agreement and other Transaction Documents do not and will not require the consent or approval of, or filing with, any Government or any other Person, other than (i) as may be required to be obtained by Buyer after the Second Closing in order to own or operate any of the Acquired Assets; and (ii) for entry of the Sale Order by the Bankruptcy Court.

(c) Buyer has the financial wherewithal to pay the consideration set forth in this Agreement.

5.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

ARTICLE VI

ADDITIONAL COVENANTS

6.01 Notice to Holders of Liens, Claims and Interests. Seller has provided notice of the Sale to all holders of Liens, Claims and Interests in accordance with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, the Local Rules for the Bankruptcy Court and any other applicable Order of the Bankruptcy Court.

6.02 Entry of Sale Order. Seller has filed with the Bankruptcy Court one or more motions which, collectively, seek the entry of the Sale Order. The Sale Order provides that, without limitation and notwithstanding anything to the contrary in this Agreement (including any Assigned Contract), Buyer is not liable for, and is taking the Acquired Assets free and clear of any liens, claims, interests and encumbrances free of, any Excluded Liability. Seller and Buyer shall use best efforts to cooperate, assist and consult with each other to secure the entry of the Sale Order, and to consummate the transactions contemplated by this Agreement.

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6.03 Confidentiality. This Agreement will be filed with the Bankruptcy Court. To the extent possible, from and after the First Closing Date, except as expressly contemplated by this Agreement, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective representatives to hold, in confidence any and all information, whether written or oral, concerning the Acquired Assets and the Business, Buyer or Buyer’s businesses, except to the extent such information (a) is generally available to and known by the public through no fault of Seller or any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller or any of its Affiliates or their respective Representatives from and after the First Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller, or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

6.04 Conduct of Business in Ordinary Course. Seller will ensure that the license shall remain in full force and effect for use by the licensee for the Business pending the Second Closing, subject to any requirements of the Bankruptcy Court.

6.05 Further Assurances. Following the Second Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VII

TAXES

7.01 Taxes Related to Purchase of Assets. All recording and filing fees and all federal, state and local sales, transfer, excise, value-added or other similar Taxes, including, without limitation, all state and local Taxes in connection with the transfer of the Acquired Assets, but excluding all income taxes and other fees based upon gain realized by Seller as a result of the sale of the Acquired Assets (collectively, “ Transaction Taxes “), that may be imposed by reason of the sale, transfer, assignment and delivery of the Acquired Assets, and which are not exempt under Section 1146(c) of the Bankruptcy Code, shall be paid 50-50 by Buyer and Seller. Buyer and Seller agree to cooperate to determine the amount of Transaction Taxes payable in connection with the transactions contemplated under this Agreement in the preparation and filing of any and all required returns for or with respect to such Transaction Taxes with any and all appropriate taxing authorities.

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7.02 Information. Buyer and Seller agree to furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Acquired Assets as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other required or optional filings relating to Tax matters, for the preparation for and proof of facts during any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters and for the answer to any governmental or regulatory inquiry relating to Tax matters.

ARTICLE VIII

CONDITIONS PRECEDENT TO PERFORMANCE BY PARTIES

8.01 Conditions Precedent to Performance by Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment, at or before the date of the Second Closing, of the following conditions, any one or more of which may be waived by Seller in its sole discretion:

(a) Representations and Warranties of Buyer. All representations and warranties made by Buyer in Article 5 shall be accurate in all material respects on and as of the date of the Second Closing as if again made by Buyer on and as of such date, except for (i) those representations and warranties that speak solely as of a specific date and that were true and correct as of such date, Buyer’s ability to perform its obligations hereunder, and Seller shall have received a certificate, dated as of the Second Closing and signed by a duly authorized officer of Buyer, to that effect.

(b) Consents and Approvals. The Bankruptcy Court shall have entered the Sale Order, and no order staying, modifying, or amending the Sale Order shall be in effect on the date of the Second Closing.

(c) No Violation of Orders. No preliminary or permanent injunction or other order that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated by this Agreement shall be in effect.

(d) Buyer’s Deliveries. Buyer shall have delivered to Seller all of the items set forth in Section 3.02(b) & (d).

8.02 Conditions Precedent to Performance by Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the date of the Second Closing, of the following conditions, any one or more of which may be waived by Buyer in its sole discretion:

(a) Representations and Warranties of Seller. All representations and warranties made by Seller in Article 4 shall be accurate in all material respects on and as of the date of the Second Closing as if again made by Seller on and as of such date, and Buyer shall have received a certificate, dated as of the Second Closing and signed by a duly authorized officer of Seller, solely in such capacity on behalf of Seller, to that effect.

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(b) Consents and Approvals. The Bankruptcy Court shall have entered the Sale Order, and no order staying, modifying, reversing or amending the Sale Order shall be in effect on the date of the First Closing.

(d) Title to Acquired Intellectual Property; Records. Upon the transfer of the Additional Cash Consideration to the Seller, the Seller will begin to transfer title to all of the Registered Acquired Intellectual Property by Seller (or Buyer) effecting the filing of assignment or transfer of ownership documents with the United States Patent and Trademark Office, United States Copyright Office, all foreign patent, trademark, and copyright authorities, all domain name authorities, and all other applicable intellectual property authorities. Interests, liens, claims, and encumbrances on all Registered Acquired Intellectual Property will be removed by Seller effecting the filing of the appropriate documents with the United States Patent and Trademark Office, United States Copyright Office, all foreign patent, trademark, and copyright authorities, all domain name authorities, and all other applicable intellectual property authorities. Documentation of such filings shall be provided by Seller to Buyer as of the date which is immediately prior to the Second Closing. The records of the U.S. Patent and Trademark Office, the U.S. Copyright Office, domain registries, social media registries, and the foreign intellectual property offices in which any Acquired Intellectual Property is registered or for which application has been made will reflect the Seller’s ownership of the Acquired Intellectual Property at and as of the date of the Second Closing. To the extent any such offices or registries do not reflect Seller’s ownership of the Acquired Intellectual Property as of the Second Closing, Seller will ensure that such ownership is so reflected prior to and as a condition to Seller’s receipt of the Additional Cash Consideration.

(e) Renewals. No Registered Intellectual Property registrations, to the extent renewable, will lapse before August 31, 2021. Without limitation, Seller will, prior to the Second Closing, ensure that the renewals, responses, maintenance or other action with respect to the Intellectual Property, to the extent renewable, noted on Schedule 8.02(e) has or shall be been taken, such that no further action shall be required with respect to any Registered Intellectual Property until after August 31, 2021. Seller shall have provided Buyer with written evidence of all renewals and other actions.

(f) Due Diligence. Seller shall have responded to all of Buyer’s due diligence inquiries to Seller’s reasonable satisfaction.

(g) No Violation of Orders. No preliminary or permanent injunction or other Order that declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated by this Agreement shall be in effect.

(h) Seller’s Deliveries. Seller shall have delivered to Buyer all of the items set forth in Section 3.02(a) & (c).

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ARTICLE IX

TERMINATION

9.01 Termination. Prior to the Second Closing, this Agreement shall terminate on the earliest to occur of any of the following events:

(a) Termination by Buyer. Buyer may terminate this Agreement upon written notice to Seller if, five (5) days prior to the date of the Second Closing, Seller has failed to complete the conditions to closing set forth in Section 8.02 and furnish to Buyer the final forms of each closing deliverable set forth in Section 3.02(d).

(b) Termination by Mutual written agreement. Buyer and Seller may terminate this Agreement by mutual written agreement.

9.02 Surviving Provisions. In the event of termination of this Agreement, the parties will have no further liability under this Agreement, except that the provisions of Section 6.03 (Confidentiality), this Article IX (Termination) and Article X (Miscellaneous) will survive.

ARTICLE X

MISCELLANEOUS

10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Second Closing shall have occurred.

10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Seller:	CBAV1 LLC
1 West Broad Street
Suite 1004
Bethlehem, PA 18018
Att: Rachel Cheli, Manager
E-mail: rcheli@vincoventures.com

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with a copy to:	Ciardi, Ciardi & Astin
1905 Spruce Street
Philadelphia, PA 19103
Attn: Albert A. Ciardi, III
Attn: Nicole M. Nigrelli
Email: aciardi@ciardilaw.com
nnigrelli@ciardilaw.com

If to Buyer:	BTL Diffusion SARL
16 rue Anatole Moussu
78490 Méré
France
Attention: Laurent Benichou, CEO
E-mail : laurent@btl-diffusion.com

with a copy to:	Pearl Cohen Zedek Latzer Baratz LLP
7 Times Square
New York, NY 10036
Attention: Francine Alfandary, Esq.
E-mail: FAlfandary@pearlcohen.com

10.03 Disclosure Schedules. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. The Disclosure Schedule will be arranged to correspond to the representations and warranties of this Agreement, and the disclosure in any portion of the Disclosure Schedule shall qualify the corresponding provision in this Agreement and any other provision of this Agreement only to the extent to which it is reasonably apparent from such disclosure that such disclosure relates.

10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

10.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

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10.06 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided that Buyer may assign its rights hereunder to an Affiliate of Buyer without Seller’s consent.

10.08 No Third-party Beneficiaries. Except as provided in Article VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.09 Amendment and Modification. This Agreement may be amended, modified or supplemented by an agreement in writing signed by Buyer and Seller. Seller agrees to consent to any amendment to the schedules of Acquired Assets proposed by Buyer, and to modify the Consideration accordingly.

10.10 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of New York (without giving effect to the principles of conflicts of Laws thereof), except to the extent that the laws of such State are superseded by the Bankruptcy Code. For so long as Seller is subject to the jurisdiction of the Bankruptcy Court, the parties to this Agreement irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with the Agreement, and consent to the exclusive jurisdiction of, the Bankruptcy Court. After Seller is no longer subject to the jurisdiction of the Bankruptcy Court, the parties to this Agreement irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, any state or federal court having competent jurisdiction over the Southern District of New York.

10.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BTL DIFFUSION SARL

LAURENT BENICHOU, CEO

CBAV1 LLC

RACHEL CHELI, MANAGER

Solely with respect to Sections 3.02(b) and 4.18

EDISON NATION, LLC

Name :
Title :